Mutual Referral and Reseller Agreement

This Mutual Reseller Agreement (the "Agreement") is made and entered into as of FEB 19, 2021 (the "Effective Date") between SAFELY OPENING SCHOOLS LLP, located at 3162 Parliament Circle, Montgomery AL 36116 ("Partner"), and Purge Virus LLC, located at 22 Waterloo Ave, Suite 300, Berwyn, PA 19319 (Purge), hereinafter the Referral Partners, Reseller(s) or Mutual Resellers.

WHEREAS, the Mutual Resellers produce and/or market certain products and services related to increasing building safety relative to pathogens such as COVID-19.

WHEREAS, each Reseller wishes to appoint the other as a non-exclusive Reseller of the products or receive Commissions for introductions that lead to business for the other provider, under the terms and conditions set forth in this Agreement

NOW, THEREFORE, the Mutual Resellers hereby agree, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, as follows:

1. **Definitions.** The following definitions apply to capitalized terms in this Agreement. All other capitalized terms are defined in the body of the Agreement.

1.1. "Confidential Information" means all proprietary information disclosed by one Reseller to the other Reseller including (without limitation)

(a) proprietary product-related technology, ideas and algorithms;

(b) trade secrets;

(c) either Reseller's technical, business or financial information and plans;

(d) the terms of this Agreement; and

(e) any item marked as confidential by the disclosing Reseller.

1.2. "Confidential Information" shall not include information that the receiving Reseller can show

(a) is or becomes generally known or publicly available through no fault of the receiving Reseller.

(b) is known by or in the possession of the receiving Reseller prior to its disclosure, as evidenced by business records, and is not subject to restriction.

(c) is lawfully obtained from a third party who has the right to make such disclosure.

(d) is at any time developed independently by receiving Reseller or its direct affiliates; or,

(e) is disclosed pursuant to a lawful requirement of a governmental agency or to a court order in connection with a judicial proceeding, but then only to the extent so required or ordered; in such case receiving Reseller will use reasonable efforts to timely advise the disclosing Reseller prior to disclosure so that disclosing Reseller will have an opportunity to seek a protective order or other appropriate relief.

1.3. "Documentation" means any user documentation, on any media, provided by the Mutual Resellers for use with the product.

1.4. "End User" means any person or entity that purchases a product or products solely for its own internal use.

1.5. "Product" or "Products" mean(s) any product set forth in Schedules Partner attached.

2. Appointment of Mutual Reseller

2.1. Authorization and Appointment. Each Reseller hereby authorizes and appoints the other Reseller, and such Reseller accepts the appointment as a non-exclusive Reseller for the products as appropriate for resale to end users.

2.2. Revision of Authorization. Each Reseller reserves the right, upon notice to the other Reseller, to revise the list of products at any time during the term of this Agreement.

2.3. **Commissions for Referrals.** Either Reseller may choose on a case-by-case basis to provide leads to the other Reseller in exchange for a 10% commission on the revenue generated from the sale of the products or services. The receiving party of the lead may choose to reject the lead, on a case-by-case basis if the receiving party is already engaged in some way on the sales path with the lead. Referral Commissions are paid for by the 15th of each month for the trailing month of business generated.

3. **Prices and Payments**

3.1. **Prices to Reseller.** The price payable by Reseller for each product or service will be set by the provider.

3.2. **Resale Prices.** The Reseller selling to the end user may charge whatever increased amount it deems appropriate.

3.3. **Revision of Prices.** A Reseller may, with prior written notice to the other Reseller, change the prices for any or all of its products as appropriate.

3.4. **Payments.** Unless otherwise agreed, all payments between the Mutual Resellers shall be made promptly upon delivery of the product(s). Payment shall be made by check or via interbank transfer to the banking coordinates specified by the appropriate Reseller.

3.5. **Taxes.** Each Reseller shall bear and be responsible for the collection and payment of any and all taxes associated with a product's resale, including sales taxes. Resale certificates provided by a Reseller claiming exemption from sales taxes must be in a form acceptable by the sales taxing authorities.

4. **Orders**

4.1. **Purchase Orders.** All orders for the products submitted by a Reseller shall be in writing and sent to the other Reseller at the address set forth above unless otherwise specified. Purchase orders shall contain, at a minimum, the following:

(a) product description including model or part number as appropriate,

(b) quantity requested;

(c) price

(d) payment arrangements;

(e) requested delivery date;

4.2. **Acceptance.** A Reseller shall promptly acknowledge receipt of the purchase order from the other Reseller. Any order not acknowledged as received within seven (7) business day period shall be deemed to have been accepted.

4.3. **Cancellation.** Any Reseller has the right to cancel any purchase order without any liability to the other Reseller upon written consent by such other Reseller.

5. **Shipment and Delivery**

5.1. **Delivery.** A delivery date is expected to be requested in the purchase order.

5.2. **Cost of Delivery.** Unless instructed otherwise in the purchase order, the Reseller making the sale to the end user shall be responsible for all shipping costs upon delivery of the product, including import, export fee, packing, shipping, freight, and insurance charges.

5.3. **Failure or Delay in Delivery.** All commercially reasonable efforts shall be made to meet the delivery date specified in the purchase order, but a Reseller shall not be liable for failure to deliver or for any delay or effort in delivery of product. In a case where delivery cannot be made by the delivery date specified in the purchase order, prompt notice of this fact shall be given followed by good faith discussions to establish a satisfactory delivery date.

5.4. **Shipment.** Product(s) shall be shipped directly to Reseller at the address set forth above and not to any end user unless specifically agreed to in advance.

5.5. **Risk of Loss.** Title, risk of loss, theft, and damage shall pass to a Reseller upon delivery of the product(s) to the Reseller at its address set forth above unless otherwise specified.

5.6. **Defective Products.** In the event that the product is found to be defective ("Defective Product") within ten (10) business days of acceptance of the product, Reseller shall promptly send notification via e-mail or fax of the existence of such Defective Product. A good faith effort will be made by the Mutual Resellers to work to resolve the problem without sending the

Defective Product back. Should it be determined that the Defective Product contains a defect which cannot be remedied without having such Defective Product shipped back and a replacement for the Defective Product will be resent.

6. Mutual Reseller Responsibility

6.1. **Marketing.** The Mutual Resellers shall use their best efforts to market, advertise, and otherwise promote and sell all products set forth as appropriate.

6.2. **Employee Training.** The Mutual Resellers shall ensure that any of its employees who are responsible for the marketing, sales, and technical support of the products have proper skill, training and background to enable them to provide such marketing, sales, and technical support service in a competent and professional manner.

6.3. **Repair and Evaluation Materials.** The Mutual Resellers shall maintain or have immediate access to adequate spare units and or spare parts necessary to provide marketing, sales, and technical support service to end user.

6.4. **Cooperation.** The Mutual Resellers agree to work closely with each other and use their best efforts to generate mutual product sales.

6.5. **Sales Forecast.** The Mutual Resellers may be requested to provide each other with a quarterly sales forecast, the format of which shall be mutually agreed from time to time.

6.6. **Reverse Engineering.** The Mutual Resellers hereby agree not to

(a) create or attempt to create by reverse engineering or disassembly the internal structure, the source code, hardware design, or organization of the product(s) or any part thereof, or to aid or to permit others to do so, except and only to the extent expressly permitted by applicable law;

(b) remove any product identification or notices of any proprietary or copyright restrictions from any product or any product support material;

(c) copy, modify, or translate embedded product software or, unless otherwise agreed, develop any derivative works thereof or include any portion of the software in any other software program; and

(d) separate the product into component parts for distribution or transfer to a third party.

6.7. **End User Information.** The Mutual Resellers agree to provide to each other the name and address of any end user as may be appropriate.

6.8. **Records and Reports.** The Mutual Resellers shall maintain records of their marketing, sales, and support and maintenance service activities under this Agreement for a period of three (3) years after termination of Agreement. Upon request, the Mutual Reseller shall provide each other with reports describing their sales activities for the products listed on Schedule 1 or 2 as appropriate.

7. Warranty

7.1. The Mutual Resellers shall provide a manufacturer's original warranty for each product sold to the end user. This warranty will set forth the complete terms and conditions of the manufacturer's liability. The Mutual Resellers will not issue any warranty or have any liability on product sales beyond those stated in the manufacturer's warranty. However, the warranty as stated therein will not apply to any damage resulting from unauthorized use or negligence

8. **Confidential Information.** The Mutual Resellers shall protect each other's Confidential Information from unauthorized dissemination and use with the same degree of care that each Reseller uses to protect its own like information. Neither Mutual Reseller shall disclose to third parties the other's Confidential Information without the prior written consent. Neither Mutual Reseller shall use the other's Confidential Information for purposes other than those necessary to directly further the purposes of this Agreement. Each employee or agent of the Mutual Resellers performing duties hereunder shall be made aware of this Agreement.

9. **Ownership of Intellectual Property.** The Mutual Resellers hereby agree and acknowledge that their suppliers, partners and licensors (if any) own and shall retain all right, title and interest in and to (a) the manufacture and/or production of all products (including all copies and derivative works thereof, by whomever produced), and associated product documentation, including all intellectual property rights embodied therein; (b) all of the service marks, trademarks, trade names or any other designations, and (c) all copyrights, patent rights, trade secret rights, and other proprietary rights in the product, and that the Mutual Resellers shall have no rights with respect thereto other than the limited rights expressly set forth in this Agreement.

10. **Trademark.** The Mutual Resellers may use the then current product names, logos and other

trademarks ("mark(s)") on the product and all marketing and promotional material therefore as authorized by each other for all proper purposes in the performance of the Mutual Resellers ' duties hereunder. The Mutual Resellers 'use of such marks shall include but not be limited to, mark usage and advertising policies. The Mutual Resellers shall have no claim or right to such marks and Resellers shall not make any claim or contest the use of any such mark. Except as expressly authorized in writing, Reseller shall not file or attempt to register any mark or any mark confusingly similar thereto.

11. Term and Termination

11.1. **Term.** This Agreement shall commence on the Effective Date and will remain in full force and effect for an initial term of one (1) year unless earlier terminated under this Agreement.

11.2. **Renewal.** The term shall automatically renew for successive renewal terms ("Renewal Term") unless otherwise terminated.

11.3. **Termination without Cause.** Either party may terminate this Agreement without cause upon sixty (60) days prior written notice to the other party.

11.4. **Termination for Cause.** Either Mutual Reseller may terminate this Agreement, effective immediately upon written notice to the other party if:

(a) a Reseller materially breaches any term of this Agreement and fails to cure such breach, which is a curable breach, within thirty (30) days after receipt of the non-breaching Reseller's written notice of such breach;

(b) a Reseller materially breaches any term of this Agreement which is not capable of cure;

(c) a Reseller dissolves, becomes insolvent or makes a general assignment for the benefit of its creditors;

(d) a voluntary or involuntary petition or proceeding is commenced by or against a Reseller under federal, state or foreign bankruptcy laws; or

(e) a Reseller becomes insolvent, is unable to pay its debts as they become due or ceases to conduct business in the normal course.

Termination of this Agreement under this Section will be without prejudice to any other remedy which may be available under applicable law.

11.5. **Effects of Termination.** Upon any termination or expiration of this Agreement:

(a) Reseller shall cease to be an authorized reseller of Product and all rights and licenses granted to Reseller hereunder shall cease;

(b) Reseller shall immediately:

(i) cease all use and distribution of all products set forth in Schedules Partner;

(ii) discontinue any use of the marks; and

(iii) cease to promote, solicit or procure orders for all products.

11.6. **Continuing Obligations.** The termination of this Agreement shall not release a Reseller from the obligation to pay any sum that such Reseller may then owe to the other Reseller, or from the obligation to perform any other duty or to discharge any other liability incurred by Reseller prior thereto.

12. **Indemnification**

12.1. **Indemnity.** Mutual Reseller shall indemnify and hold the Reseller selling to the end user harmless from and against any and all damages, liabilities, costs and expenses (including reasonable attorney's fees) which arise as a result of any claim based on a representation, covenant or agreement made under this Agreement for any product set forth on Schedule 1 or 2 as appropriate.

12.2. **Conditions to Indemnity.** Obligations to the Reseller selling to the end user under this Section are contingent upon:

(a) prompt written notice by the Reseller selling to the end user of any product-related claim to the other Reseller;

(b) provision of reasonable assistance for the defense of the claim by the other Reseller and;

(c) Reseller selling to the end user has the right to control the defense or settlement of the claim, provided, however, that the other Reseller shall have the right to participate in, but not control, any litigation for which indemnification is sought with counsel of its own choosing, at its own expense.

13. **Intellectual Property Infringement**

13.1. **Indemnity.** Mutual Reseller shall indemnify and hold the Reseller selling to the end user harmless from all liability for infringement of any patent, copyright or trademark rights or other intellectual property rights of third parties which result from the sale of any of its products as appropriate. Such Mutual Reseller agrees to defend the other Reseller in such infringement suit or any product liability suit resulting from the use or sale of products as appropriate, including but not limited to, out of court settlements, court costs, reasonable attorney's fees or any money judgment awarded at the conclusion of such suits subject to the understanding that the Mutual Reseller shall have exclusive control over the defense and/or settlement of such suits.

13.2. **Conditions to Indemnity.** Obligations to the Reseller selling to the end user under this Section are contingent upon:

(a) prompt written notice by the Reseller selling to the end user of any product-related claim to the other Reseller;

(b) allowing Mutual Reseller to control the defense and any related settlement of any such claim; and

(c) furnishing the Reseller selling the end user with reasonable assistance in the defense of any such claim, so long as Mutual Reseller pays Reseller's reasonable out-of- pocket expenses.

14.1. **Limitations of Indemnity.** The Mutual Resellers shall have no obligation under this Agreement to each other for any claim of infringement or misappropriation to the extent that it results from

(a) modifications to the products made other than by a Reseller;

(b) failure of Reseller selling to end user to use updated or modified products provided by Mutual Reseller to avoid a claim of infringement or misappropriation;

(c) non-compliance with designs, plans or specifications furnished; or

(d) any opening of or other tampering with products by unauthorized personnel.

14.2. THE FOREGOING PROVISIONS OF THIS SECTION STATE THE ENTIRE LIABILITY AND THE EXCLUSIVE REMEDY OF EACH RESELLER WITH RESPECT TO ANY ALLEGED INFRINGEMENT OF ANY THIRD-PARTY PATENTS, COPYRIGHTS, TRADEMARKS OR OTHER INTELLECTUAL PROPERTY RIGHTS

15. **LIMITATION OF LIABILITY.** A RESELLER WILL NOT BE LIABLE UNDER ANY SECTION OF THIS AGREEMENT OR UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING WITHOUT LIMITATION LOST PROFITS, LOST REPUTATIONS), WHETHER OR NOT IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS IN ADVANCE. THIS EXCLUSION INCLUDES ANY LIABILITY THAT MAY ARISE OUT OF THIRD-PARTY CLAIMS AGAINST THE OTHER RESELLER. IN NO EVENT WILL A RESELLER BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS BY THE OTHER RESELLER. IN ADDITION, IN NO EVENT WHATSOEVER SHALL A RESELLER'S TOTAL LIABILITY UNDER THIS AGREEMENT EXCEED THE AMOUNT ACTUALLY RECEIVED BY IT FROM THE OTHER RESELLER DURING THE THIRTY-SIX (36) MONTHS PRECEDING THE EVENT WHICH GAVE RISE TO SUCH LIABILITY.

16. **General Provision**

16.1. **Notice.** Any notices required or permitted shall be given to the appropriate Reseller at the address specified above, or at such other address as the Mutual Resellers shall specify in writing and shall be effective upon actual receipt.

16.2. **Assignment.** Mutual Reseller may not assign this agreement nor any right or obligation of this agreement, by operation of law or otherwise, without prior written consent of the Mutual Reseller, which shall not be unreasonably withheld.

16.3. **Independent Contractors.** The Mutual Resellers are independent contractors, and no agency, partnership, joint venture or employee-employer relationship is created by this Agreement.

16.4. **Severability.** The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16.5. **Headings.** The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16.6. **Interpretation.** In construing or interpreting this Agreement, the word "or" shall not be construed as exclusive, and the word "including" shall not be limiting. The Mutual Resellers agree that this Agreement shall be fairly interpreted in accordance with its terms without any strict construction in favor of or against either Reseller or that ambiguities shall not be interpreted against the drafting Reseller.

16.7. **Amendments.** No change or modification of this Agreement will be valid unless it is in writing and signed by the Mutual Resellers to this Agreement.

16.8. **No Waiver.** A Reseller's failure to exercise or delay in exercising any right, power or privilege under this Agreement shall not operate as a waiver; nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof.

16.9. **Governing law.** This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Delaware without regard to its conflict of laws rules.

16.10. **Jurisdiction.** The parties submit all their disputes arising out of or in connection with this Agreement to the exclusive jurisdiction of the Courts of Delaware

16.11. **Compliance of Law.** The parties shall comply with any and all applicable laws, rules and regulations of the governmental authorities concerned.

16.12. **Force Majeure.** Neither Reseller shall not be liable for any failure of or delay in the performance of this Agreement for the period that such failure or delay is due to causes beyond its reasonable control, including but not limited to acts of God, war, strikes or labor disputes, embargoes, government orders or any other force majeure event. In the event of a threatened default or default as a result of any of the above causes, the defaulting party shall exercise its best efforts to avoid and cure such default. In the event such an event prevents performance

thereunder for a period in excess of ninety (90) days, then the non-defaulting party may elect to terminate this Agreement and/or cancel or suspend any purchase orders thereunder by a written notice to the defaulting party.

16.13. **Export and Import Controls.** Each party shall be responsible for: (a) complying with all export restrictions, laws and regulations; (b) securing all permits and other licenses necessary to carry out its obligations under this Agreement; and (c) paying all tariffs, duties and the like, associated with its export of any goods or the use of any information in connection with the sold products.

16.14. **Counterparts.** This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

16.15. **Entire Agreement.** This Agreement constitutes the entire agreement between the Mutual Resellers with respect to its subject matter and constitutes and supersedes all prior agreements, representations and understandings of the parties, written or oral.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

MUTUAL RESELLER /s/: **Purge Virus, LLC**

02/22/2021

Name: Charles A. Szoradi

Title: CEO

Date:

MUTUAL RESELLER /s/

Name:

Liberty S Duke

Title:

Date:2/19/21